Exhibit 3.1

ARTICLES OF INCORPORATION

OF

CARTER BANKSHARES, INC.

ARTICLE I
NAME

The name of the Corporation is: Carter Bankshares, Inc.

ARTICLE II
PURPOSES

The purpose of the Corporation is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

ARTICLE III
AUTHORIZED STOCK

1.       Number. The Corporation shall have authority to issue one hundred million (100,000,000) shares of Common Stock, par value $1.00 per share.

2.       Voting. Each share of Common Stock shall entitle the record holder thereof to one vote.

ARTICLE IV
ELECTION OF DIRECTORS

The management, control and government of the Corporation shall be vested in the Board of Directors, which shall be composed of no fewer than five (5) nor more than thirty (30) directors which minimum and maximum number of directors may not be changed except by amendment to the Articles of Incorporation. The Directors shall be elected for a term of one (1) year and shall remain in office until their successors have been duly elected by the shareholders and qualified.

ARTICLE V
INDEMNIFICATION AND ELIMINATION OF LIABILITY

1.       Indemnification of Directors and Officers. Except as provided in Section 2 of this Article, the Corporation shall indemnify every individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if: (i) he conducted himself in good faith; and (ii) he believed, in the case of conduct in his official capacity with the Corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests (or in the case of conduct with respect to an employee benefit plan, that his conduct was for a purpose he believed to be in the interests of the participants of and beneficiaries of the plan); and (iii) he had no reasonable cause to believe, in the case of any criminal proceeding, that his conduct was unlawful.

2.       Indemnification Not Permitted. The Corporation shall not indemnify any individual against his willful misconduct or a knowing violation of the criminal law or against any liability incurred by him in any proceeding charging improper personal benefit to him, whether or not by or in the right of the Corporation or involving action in his official capacity, in which he was adjudged liable by a court of competent jurisdiction on the basis that personal benefit was improperly received by him.

3.       Effect of Judgment or Conviction. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that an individual did not meet the standard of conduct set forth in Section 1 of this Article or that the conduct of such individual constituted willful misconduct or a knowing violation of the criminal law.

4.       Determination and Authorization. Unless ordered by a court of competent jurisdiction, any indemnification under Section 1 of this Article shall he made by the Corporation only as authorized in the specific case upon a determination that indemnification of the individual is permissible in the circumstances because.: (i) he met the standard of conduct set forth in Section 1 of this Article and, with respect to a proceeding by or in the right of the Corporation in which such individual was adjudged liable to the Corporation, he is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances even though he was adjudged liable; and (ii) the conduct of such individual did not constitute willful misconduct or a knowing violation of the criminal law.

Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; or (ii) if such a quorum cannot be obtained, by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or (iii) by special legal counsel selected by the board of directors or its committee in the manner heretofore provided or, if such a quorum of the board of directors cannot be obtained and such a committee cannot be designated, selected by a majority vote of the board of directors (in which selection directors who are parties may participate); or (iv) by the shareholders, but shares owned by or voted under the control of individuals who are at the time parties to the proceeding may not be voted on the determination. Authorization of indemnification, evaluation as to reasonableness of expenses and determination and authorization of advancements for expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those selecting such counsel.

5.       Advance for Expenses. The Corporation may pay for or reimburse the reasonable expenses incurred by any individual who is a party to a proceeding in advance of final disposition of the proceeding if: (i) he furnished the Corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 1 of this Article and a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that indemnification of such individual in the specific case is not permissible; and (ii) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article. An undertaking furnished to the Corporation in accordance with the provisions of this Section shall be an unlimited general obligation of the individual furnishing the same but need not be secured and may be accepted by the Corporation without reference to financial ability to make repayment.

6.       Indemnification of Employees and Agents. The Corporation may, but shall not be required to, indemnify and advance expenses to employees and agents of the Corporation to the same extent as provided in this Article with respect to directors and officers.

7.       Elimination of Liability of Directors and Officers. Except as provided in Section 8 of this Article, in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, a director or officer of the Corporation shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct.

8.       Liability of Directors and Officers Not Eliminated. The liability of a director or officer shall not be eliminated in accordance with the provisions of Section 7 of this Article if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

9.             Definitions. In this Article:

“Director” and “officer” mean an individual who is or was a director or officer of the Corporation, as the case may be, or who, while a director or officer of the Corporation is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director or officer shall be considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.

“Individual” includes, unless the context requires otherwise, the estate, heirs, executors, personal representatives and administrators of an individual.

“Corporation” means Carter Bankshares, Inc., and any domestic or foreign predecessor entity thereof in a merger or other transaction in which the predecessor's existence ceased upon the consummation of the transaction.

“Expenses” includes but is not limited to counsel fees.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“Official capacity” means: (i) when used with respect to a director, the office of director in the Corporation; (ii) when used with respect to an officer, the office in the Corporation held by him; or (iii) when used with respect to an employee or agent, the employment or agency relationship undertaken by him on behalf of the Corporation. “Official capacity” does not include service for any foreign or domestic corporation or other partnership, joint venture, trust, employee benefit plan or other enterprise.

“Party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

10.               Provisions Not Exclusive. As authorized by the Virginia Stock Corporation Act, the provisions of this Article are in addition to and not in limitation of the specific powers of a corporation to indemnify directors and officers set forth therein. If any provision of this Article shall be adjudicated invalid or unenforceable by a court of competent jurisdiction, such adjudication shall not be deemed to invalidate or otherwise affect any other provision hereof or any power of indemnity which the Corporation may have under the Virginia Stock Corporation Act or other laws of the Commonwealth of Virginia.

ARTICLE VI
REGISTERED OFFICE AND REGISTERED AGENT

The initial registered office of the Corporation is 1001 Haxall Point, Richmond, Virginia, 23219, which is located in the City of Richmond, Virginia. The initial registered agent is Jacob A. Lutz, III, whose business address is the same as the initial registered office and who is a resident of Virginia and a member of the Virginia State Bar.

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IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation as of the date set forth below.

DATE: October 5, 2020

/s/ Seth A. Winter, Esq.

Seth A. Winter, Esq.
Incorporator

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